Exhibit 4.2

March 31, 2017

Hudson Bay Master Fund Ltd.
777 Third Avenue, 30th Floor

New York, NY 10017

Attention: Yoav Roth

Re:          Waiver

Dear Sirs:

Reference is hereby made to that certain Exchange Agreement, dated as of March 22, 2017 (the “Exchange Agreement”), by and between Interpace Diagnostics Group, Inc., a Delaware corporation and Hudson Bay Master Fund Ltd. (“you” or the “Investor”) pursuant to which the Investor exchanged a Non-Negotiable Subordinated Secured Promissory Note for, among other things, a senior secured convertible note with an aggregate initial principal amount of $5,321,662.50 (the “Convertible Note”).

Capitalized terms not defined herein shall have the meaning as set forth in the Convertible Note.

The Company hereby requests that you permanently waive all rights pursuant to Section 7(b) of the Convertible Note, including, without limitation, any right to have an adjustment to the Conversion Price of the Convertible Note or right to substitute the Variable Price for the Conversion Price of the Convertible Note in accordance therewith, unless and until the Company obtains the Stockholder Approval. (the “Waiver”).

Please execute this letter in the signature block below if you agree to the Waiver.

The Company shall, on or before 8:30 a.m., New York City time, on the first business day after the date of this letter, issue a Current Report on Form 8-K disclosing the Waiver and attaching the form of this letter as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). The Company represents to the Investor that nothing herein constitutes material non-public information and, to the knowledge of the Company, the Investor is not in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents. The Company further acknowledges and agrees that no confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates currently exists. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

Section 8 of the Exchange Agreement is hereby incorporated by reference herein, mutatis mutandis.

If you have any questions regarding the foregoing, please feel free to contact the Company’s ______________ at  (    )     -   or by email to ___________.

Morris Corporate Center 1, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054

Phone: 862-207-7800 • Toll Free: 800-242-7494 • www.interpacediagnostics.com

Sincerely,

INTERPACE DIAGNOSTICS GROUP, INC.

By: _____________________

       Name:

       Title:

As evidenced by the below signature,
the Investor hereby agrees to
the Waiver as of this 31st day of March, 2017:

HUDSON BAY MASTER FUND LTD.

By: ____________________

       Name:

Title:

Morris Corporate Center 1, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054

Phone: 862-207-7800 • Toll Free: 800-242-7494 • www.interpacediagnostics.com